JORDEN BURT BERENSON & JOHNSON LLP
                           Suite 400 East
                 1025 Thomas Jefferson Street, N.W.
                     Washington, DC  2007-0805
                           (202) 965-8100




                         February 26, 1996



  Fund for Tax-Free Investors, Inc.
  4922 Fairmont Avenue
  Bethesda, Maryland  20814

       Re:  Fund for Tax-Free Investors, Inc.
            Registration No. 2-83299
            Form 24F-2

  Ladies and Gentlemen:

       This opinion is furnished in connection with Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). We understand that, pursuant to Rule 24f-2, Fund for Tax-Free Investors, Inc. (the "Fund"), has registered an indefinite number of shares of Common Stock, $.001 par value per share (the "Shares"), under the Securities Act of 1933, as amended, and the 1940 Act. We further understand that, pursuant to the provisions of Rule 24f-2, the Fund is filing with the Securities and Exchange Commission the Form 24F-2 attached hereto making definite the registration of the Shares sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1995.

       In connection with rendering this opinion, we have reviewed certain documents with respect to the Fund, including the Fund's Articles of Incorporation, Bylaws, minutes provided to us by the Fund, certain agreements provided to us by the Fund, and such other documents as we have deemed necessary or appropriate. We have assumed that all such documents are in full force and effect and have not been rescinded or modified. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent investigation or verification, the accuracy of all facts set forth in certificates executed by public officials and authorized representatives of the Fund and the accuracy of all facts set forth in oral or written statements made to us.
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  Fund for Tax-Free Investors, Inc.
  February 26, 1996
  Page 2


       We have assumed the validity of all corporate actions represented to us as having been taken. We have also assumed substantial compliance by the Fund and its representatives with all applicable legal requirements to the extent necessary to validate the actions taken or intended to be taken in connection with the authorization, issuance, classification, designation, and other corporate actions with respect to the
  Shares described herein. This opinion is issued as of the date hereof and is necessarily limited by laws now in effect and facts and circumstances presently brought to our attention and is subject to any change in law or facts reported or occurring subsequent to the date hereof.

       Based upon and  subject to the  foregoing, we  are of  the opinion that  the Shares to  which the Form  24F-2 relates were
  duly   authorized,    legally   issued,    fully   paid,    and
  nonassessable.

       We hereby consent to the filing of this opinion with the Form 24F-2. This opinion is solely for the benefit of the addressee and only for the purpose of filing with the Form 24F-2 and may not be relied upon for any other purpose or by any other person, firm, or entity whatsoever.

                         Very truly yours,


                         /s/  JORDEN  BURT  BERENSON &  JOHNSON LLP
                           JORDEN BURT BERENSON & JOHNSON LLP
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